Exhibit 99.1

Urban Edge Properties		For additional information:
12 East 49th Street		Mark Langer, EVP and
New York, NY 10017		Chief Financial Officer
212-956-0082

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Fourth Quarter and Full Year 2024 Results
-- Provides 2025 Earnings Outlook --
-- Board Raises Quarterly Cash Dividend by 12% --

NEW YORK, NY, February 12, 2025 - Urban Edge Properties (NYSE: UE) (the "Company") today announced its results for the quarter and year ended December 31, 2024 and provided its initial outlook for full year 2025.

"The fourth quarter capped an outstanding 2024 for Urban Edge," said Jeff Olson, Chairman and CEO. "FFO as Adjusted increased by 8% for the year to $1.35 per share, allowing us to achieve our three-year earnings target - announced at our April 2023 Investor Day - one year ahead of plan. Growth was driven by new rent commencements, record leasing activity and accretive capital recycling. As a result of our higher earnings and taxable income, we are increasing our dividend by 12%. Looking ahead, we are excited about our prospects to continue to meaningfully grow earnings and cash flow.”

Financial Results(1)(2)

(in thousands, except per share amounts)	4Q24	4Q23	FY 2024	FY 2023
Net income attributable to common shareholders	$30,121	$221,235	$72,563	$248,497
Net income per diluted share	0.24	1.88	0.60	2.11
Funds from Operations ("FFO")	45,350	45,676	186,732	184,438
FFO per diluted share	0.35	0.37	1.48	1.51
FFO as Adjusted	44,061	37,916	169,720	153,050
FFO as Adjusted per diluted share	0.34	0.31	1.35	1.25
Net income for the year ended December 31, 2024 decreased as compared to 2023 primarily driven by the $217.4 million, or $1.85 per share, gain on sale of real estate recognized in the fourth quarter of 2023 related to two properties and one property parcel. FFO as Adjusted for the year ended December 31, 2024 increased by 8% per share as compared to 2023 and benefited from accretive capital recycling, increased net operating income ("NOI") from rent commencements on new leases, lower levels of uncollected rents and higher non-cash revenues.

Same-Property Operating Results Compared to the Prior Year Period(1)(3)

	4Q24	FY 2024
Same-property NOI growth	6.6%	4.3%
Same-property NOI growth, including properties in redevelopment	7.4%	5.1%
Increases in same-property NOI metrics for the quarter and year ended December 31, 2024 were driven by rent commencements on new leases and higher net recovery income.

Leasing and Occupancy Results(1)
•Increased same-property portfolio leased occupancy to 96.6%, up 30 basis points compared to September 30, 2024 and 80 basis points compared to December 31, 2023.
•Increased consolidated portfolio leased occupancy to 96.8%, up 50 basis points compared to September 30, 2024 and 90 basis points compared to December 31, 2023.

•Increased retail shop leased occupancy to 90.9%, up 50 basis points compared to September 30, 2024, and 320 basis points compared to December 31, 2023.
•Executed 29 new leases, renewals and options totaling 402,000 sf during the quarter. New leases totaled 123,000 sf, of which 117,000 sf was on a same-space basis and generated an average cash spread of 44%. New leases, renewals and options totaled 396,000 sf on a same-space basis and generated an average cash spread of 21%.
•Executed 165 new leases, renewals and options totaling 2,396,000 sf during the year. New leases totaled 485,000 sf, of which 335,000 sf was on a same-space basis and generated an average cash spread of 26%. New leases, renewals and options totaled 2,018,000 sf on a same-space basis and generated an average cash spread of 12%.
•As of December 31, 2024, the Company signed leases that have not yet rent commenced that are expected to generate an additional $25 million of future annual gross rent, representing approximately 9% of 2024 NOI. Approximately $7.8 million of this amount is expected to be recognized in 2025.

Acquisition and Disposition Activity
During 2024, the Company acquired $243 million of assets at a 7.2% capitalization rate and sold $109 million of non-core assets at a 5.2% capitalization rate.
As previously announced, on October 29, 2024, the Company acquired The Village at Waugh Chapel for a purchase price of $126 million, representing an initial capitalization rate of 6.6%. The grocery-anchored center is located in Gambrills, MD, a highly educated and affluent trade area that sits within 20 miles of Washington, D.C., Baltimore and Annapolis. The shopping center aggregates 382,000 sf with national tenants including Safeway, Marshalls, HomeGoods, and T.J. Maxx, as well as several high-quality outparcels highlighted by Chick-fil-A and Chipotle. Shop spaces account for approximately 150,000 sf of leasable area and offer strong growth opportunities through in-place contractual rent increases and the re-leasing of below-market spaces.
The acquisition was funded through the assumption of a $60 million, 3.76% interest-only mortgage with a remaining term of approximately seven years, as well as proceeds from equity issuances under the Company's ATM program and asset sales. The Company expects to earn a first-year levered return of approximately 9%.
On October 29, 2024, the Company sold a single-tenant, Home Depot property located in Union, NJ for $71 million, reflecting a 5.4% capitalization rate. The outstanding $44.5 million mortgage encumbering the property was assumed by the buyer at closing. This transaction resulted in a $23.3 million gain and was structured as part of a Section 1031 exchange with the acquisition of The Village at Waugh Chapel, allowing for the deferral of capital gains resulting from the sale for tax purposes.
The Company is currently under contract to sell a portion of its Bergen Town Center East property, located in Paramus, NJ, to a multi-family developer for a price of $25 million.

Financing Activity
During the quarter, the Company borrowed $65 million under its line of credit and subsequently repaid $15 million of the balance. As of December 31, 2024, there was an outstanding balance of $50 million on the Company's line of credit.
On November 21, 2024, the Company refinanced the mortgage secured by its property, Brick Commons, with a new 7-year, $50 million loan bearing interest at a fixed rate of 5.2%. A portion of the proceeds from the refinancing were used to pay off the previous mortgage on the property, which had an outstanding balance of $46.8 million.
As of December 31, 2024, the Company has limited debt maturities coming due through December 31, 2026 including $23.7 million in 2025 and $116 million in 2026, aggregating $139.7 million, which represents approximately 9% of outstanding debt.

Development and Redevelopment
The Company commenced five redevelopment projects with estimated aggregate costs of $8.2 million during the quarter and has $162.6 million of active redevelopment projects underway, with estimated remaining costs to complete of $89.5 million. The active redevelopment projects are expected to generate an approximate 15% unleveraged yield. The Company also stabilized one redevelopment project with the rent commencement of T.J. Maxx at The Outlets at Montehiedra. The project had total costs of $4.8 million.
The Company also reached an agreement with Macy's at Sunrise Mall to terminate its lease with an effective date of March 31, 2025, further advancing our plans for the property.

Balance Sheet and Liquidity(1)(4)
Balance sheet highlights as of December 31, 2024 include:
•Total liquidity of approximately $809 million, consisting of $91 million of cash on hand and $718 million available under the Company's $800 million revolving credit agreement, including undrawn letters of credit.

•Mortgages payable of $1.58 billion, with a weighted average term to maturity of 4.7 years, all of which is fixed rate or hedged.
•$50 million drawn on our $800 million revolving credit agreement that matures on February 9, 2027, with two six-month extension options.
•Total market capitalization of approximately $4.47 billion comprised of 131.8 million fully-diluted common shares valued at $2.83 billion and $1.63 billion of debt.
•Net debt to total market capitalization of 35%.

2025 Outlook
The Company announced its outlook for full-year 2025 performance including anticipated net income of $0.32 to $0.37 per diluted share, FFO of $1.36 to $1.41 per diluted share, and FFO as Adjusted of $1.37 to $1.42 per diluted share. A reconciliation of net income to FFO and FFO as Adjusted, the assumptions related to the 2025 outlook, and a reconciliation bridging 2024 FFO per diluted share to the 2025 estimates can be found on page 4 of this press release.

Dividend
On February 11, 2025, the Board of Trustees declared a regular quarterly dividend of $0.19 per common share, resulting in an indicated annual rate of $0.76 per share, an annual increase of $0.08 per share or 12%, over the prior annual rate. The dividend will be payable on March 31, 2025 to common shareholders of record on March 14, 2025.

Earnings Conference Call Information
The Company will host an earnings conference call and audio webcast on February 12, 2025 at 8:30am ET. All interested parties can access the earnings call by dialing 1-877-407-9716 (Toll Free) or 1-201-493-6779 (Toll/International) using conference ID 13750364. The call will also be webcast and available in listen-only mode on the investors page of our website: www.uedge.com. A replay will be available at the webcast link on the investors page for one year following the conclusion of the call. A telephonic replay of the call will also be available starting February 12, 2025 at 11:30am ET through Wednesday, February 26, 2025 at 11:59pm ET by dialing 1-844-512-2921 (Toll Free) or 1-412-317-6671 (Toll/International) using conference ID 13750364.

(1) Refer to "Non-GAAP Financial Measures" and "Operating Metrics" for definitions and additional detail. Reported consolidated portfolio leased occupancy excludes the impact of Sunrise Mall. Including Sunrise Mall, consolidated portfolio leased occupancy was 91.7% at December 31, 2024.
(2) Refer to page 10 for a reconciliation of net income to FFO and FFO as Adjusted for the quarter and year ended December 31, 2024.
(3) Refer to page 11 for a reconciliation of net income to NOI and Same-Property NOI for the quarter and year ended December 31, 2024.
(4) Net debt as of December 31, 2024 is calculated as total consolidated debt of $1.6 billion less total cash and cash equivalents, including restricted cash, of $91 million.

2025 Earnings Guidance
The Company's 2025 earnings guidance anticipates net income of $0.32 to $0.37 per diluted share, FFO of $1.36 to $1.41 per diluted share, and FFO as Adjusted of $1.37 to $1.42 per diluted share. Below is a summary of the underlying assumptions and a reconciliation of the range of estimated earnings, FFO and FFO as Adjusted per diluted share.
The Company's full year outlook is based on the following assumptions:
•Same-property NOI growth, including properties in redevelopment, of 3.0% to 4.0%.
•Recurring G&A expenses ranging from $35 million to $37 million.
•Interest and debt expense ranging from $78.5 million to $80.5 million.
•Excludes items that impact FFO comparability, including gains and/or losses on extinguishment of debt, transaction, severance, litigation, or any one-time items outside of the ordinary course of business.

	Guidance 2025E		Per Diluted Share(1)
(in thousands, except per share amounts)	Low	High	Low	High
Net income	$41,200	$47,700	$0.32	$0.37
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(2,200)	(2,600)	(0.02)	(0.02)
Consolidated subsidiaries	1,000	1,000	0.01	0.01
Net income attributable to common shareholders	40,000	46,100	0.31	0.35
Adjustments:
Rental property depreciation and amortization	135,100	135,100	1.04	1.04
Limited partnership interests in operating partnership	2,200	2,600	0.02	0.02
FFO Applicable to diluted common shareholders	$177,300	$183,800	$1.36	$1.41
Adjustments to FFO:
Transaction, severance, litigation and other expenses	1,000	1,000	0.01	0.01
FFO as Adjusted applicable to diluted common shareholders	$178,300	$184,800	$1.37	$1.42
(1) Amounts may not foot due to rounding.

The following table is a reconciliation bridging our 2024 FFO per diluted share to the Company's estimated 2025 FFO per diluted share:

	Per Diluted Share(1)
	Low	High
2024 FFO applicable to diluted common shareholders	$1.48	$1.48
2024 Items impacting FFO comparability(2)	(0.14)	(0.14)
2025 Items impacting FFO comparability	(0.01)	(0.01)
Same-property NOI growth, including redevelopment	0.06	0.07
Acquisitions net of dispositions NOI growth	0.01	0.01
Interest and debt expense	(0.02)	—
Recurring general and administrative	(0.01)	0.01
Straight-line rent and non-cash items	(0.01)	—
Lease termination and other income	(0.01)	(0.01)
2025 FFO applicable to diluted common shareholders	$1.36	$1.41
(1) Amounts may not foot due to rounding.
(2) Includes adjustments to FFO for fiscal year 2024 which impact comparability. See "Reconciliation of Net Income to FFO and FFO as Adjusted" on page 10 for more information.

The Company is providing a projection of anticipated net income solely to satisfy the disclosure requirements of the Securities and Exchange Commission ("SEC"). The Company's projections are based on management’s current beliefs and assumptions about the Company's business, and the industry and the markets in which it operates; there are known and unknown risks and uncertainties associated with these projections. There can be no assurance that our actual results will not differ from the guidance set forth on this page. The Company assumes no obligation to update publicly any forward-looking statements, including its 2025 earnings guidance, whether as a result of new information, future events or otherwise. Please refer to the “Forward-Looking Statements” disclosures on page 7 of this document and “Risk Factors” disclosed in the Company's annual and quarterly reports filed with the SEC for more information.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. Additionally, the Company's computation of non-GAAP metrics may not be comparable to similarly titled non-GAAP metrics reported by other real estate investment trusts ("REITs") or real estate companies that define these metrics differently and, as a result, it is important to understand the manner in which the Company defines and calculates each of its non-GAAP metrics. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:
•FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular REITs. FFO, as defined by the National Association of Real Estate Investment Trusts ("Nareit") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business, earnings from consolidated partially owned entities and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminishes predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.
•FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
•NOI: The Company uses NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level, adjusted for non-cash rental income and expense, impairments on depreciable real estate or land, and income or expenses that we do not believe are representative of ongoing operating results, if any. In addition, the Company uses NOI margin, calculated as NOI divided by total property revenue, which the Company believes is useful to investors for similar reasons.
•Same-property NOI: The Company provides disclosure of NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared, which total 65 properties for the quarters and years ended December 31, 2024 and 2023. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired, sold, or that are in the foreclosure process during the periods being compared. As such, same-property NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition, disposition, or foreclosure of properties during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of NOI on a same-property basis adjusted to include redevelopment properties. Same-

property NOI may include other adjustments as detailed in the Reconciliation of Net Income to NOI and same-property NOI included in the tables accompanying this press release.
•EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by Nareit's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax (benefit) expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes, in various ratios provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of December 31, 2024, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage. The presentation of EBITDAre and Adjusted EBITDAre is consistent with EBITDA and Adjusted EBITDA as presented in prior periods.
The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics
The Company presents certain operating metrics related to our properties, including occupancy, leasing activity and rental rates. Operating metrics used by the Company are useful to investors in facilitating an understanding of the operational performance for our properties.
Recovery ratios represent the percentage of operating expenses recuperated through tenant reimbursements. This metric is presented on a same-property and same-property including redevelopment basis and is calculated by dividing tenant expense reimbursements (adjusted to exclude any ancillary income) by the sum of real estate taxes and property operating expenses.
Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and include leases signed, but for which rent has not yet commenced. Same-property portfolio leased occupancy includes properties that have been owned and operated for the entirety of the reporting periods being compared, which total 65 properties for the quarters and years ended December 31, 2024 and 2023. Occupancy metrics presented for the Company's same-property portfolio exclude properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months or properties sold, and properties that are in the foreclosure process during the periods being compared.
Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease.
The Company occasionally provides disclosures by tenant categories which include anchors, shops and industrial/self-storage. Anchors and shops are further broken down by local, regional, and national tenants. We define anchor tenants as those who have a leased area of >10,000 sf. Local tenants are defined as those with less than five locations. Regional tenants are those with five or more locations in a single region. National tenants are defined as those with five or more locations and operate in two or more regions.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of our website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports.
The Company uses, and intends to continue to use, the “Investors” page of its website, which can be found at www.uedge.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the “Investors” page, in addition to following the Company's press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on owning, managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the Washington, D.C. to Boston corridor. Urban Edge owns 75 properties totaling 17.4 million square feet of gross leasable area.

FORWARD-LOOKING STATEMENTS
Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition, business and targeted occupancy may differ materially from those expressed in these forward-looking statements. You can identify many of these statements by words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to control or predict and include, among others: (i) macroeconomic conditions, including geopolitical conditions and instability, which may lead to rising inflation and disruption of, or lack of access to, the capital markets, as well as potential volatility in the Company’s share price; (ii) the economic, political and social impact of, and uncertainty relating to, epidemics and pandemics; (iii) the loss or bankruptcy of major tenants; (iv) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration and the Company’s ability to re-lease its properties on the same or better terms, or at all, in the event of non-renewal or in the event the Company exercises its right to replace an existing tenant; (v) the impact of e-commerce on our tenants’ business; (vi) the Company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (vii) changes in general economic conditions or economic conditions in the markets in which the Company competes, and their effect on the Company’s revenues, earnings and funding sources, and on those of its tenants; (viii) increases in the Company’s borrowing costs as a result of changes in interest rates, rising inflation, and other factors; (ix) the Company’s ability to pay down, refinance, hedge, restructure or extend its indebtedness as it becomes due and potential limitations on the Company’s ability to borrow funds under its existing credit facility as a result of covenants relating to the Company’s financial results; (x) potentially higher costs associated with the Company’s development, redevelopment and anchor repositioning projects, and the Company’s ability to lease the properties at projected rates; (xi) the Company’s liability for environmental matters; (xii) damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change; (xiii) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (xiv) information technology security breaches; (xv) the loss of key executives; and (xvi) the accuracy of methodologies and estimates regarding our environmental, social and governance (collectively, our Corporate Responsibility or “CR”) metrics, goals and targets, tenant willingness and ability to collaborate towards reporting CR metrics and meeting CR goals and targets, and the impact of governmental regulation on our CR efforts. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of the Company's Annual Report on Form 10-K for the year ended December 31, 2024.
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for any forward-looking statements included in this press release. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this press release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,	December 31,
	2024	2023
ASSETS
Real estate, at cost:
Land	$660,198	$635,905
Buildings and improvements	2,791,728	2,678,076
Construction in progress	289,057	262,275
Furniture, fixtures and equipment	11,296	9,923
Total	3,752,279	3,586,179
Accumulated depreciation and amortization	(886,886)	(819,243)
Real estate, net	2,865,393	2,766,936
Operating lease right-of-use assets	65,491	56,988
Cash and cash equivalents	41,373	101,123
Restricted cash	49,267	73,125
Tenant and other receivables	20,672	14,712
Receivables arising from the straight-lining of rents	61,164	60,775
Identified intangible assets, net of accumulated amortization of $65,027 and $51,399, respectively	109,827	113,897
Deferred leasing costs, net of accumulated amortization of $22,488 and $21,428, respectively	27,799	27,698
Prepaid expenses and other assets	70,554	64,555
Total assets	$3,311,540	$3,279,809

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,569,753	$1,578,110
Unsecured credit facility	50,000	153,000
Operating lease liabilities	62,585	53,863
Accounts payable, accrued expenses and other liabilities	89,982	102,997
Identified intangible liabilities, net of accumulated amortization of $50,275 and $46,610, respectively	177,496	170,411
Total liabilities	1,949,816	2,058,381
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 125,450,684 and 117,652,656 shares issued and outstanding, respectively	1,253	1,175
Additional paid-in capital	1,149,981	1,011,942
Accumulated other comprehensive income	177	460
Accumulated earnings	126,670	137,113
Noncontrolling interests:
Operating partnership	65,069	55,355
Consolidated subsidiaries	18,574	15,383
Total equity	1,361,724	1,221,428
Total liabilities and equity	$3,311,540	$3,279,809

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
REVENUE
Rental revenue	$116,298	$106,253	$444,465	$406,112
Other income	69	10,329	501	10,810
Total revenue	116,367	116,582	444,966	416,922
EXPENSES
Depreciation and amortization	37,483	31,460	150,389	108,979
Real estate taxes	16,509	16,909	68,651	64,889
Property operating	21,588	18,811	78,776	68,563
General and administrative	9,645	9,167	37,474	37,070
Real estate impairment loss	—	—	—	34,055
Lease expense	3,493	3,164	13,169	12,634
Total expenses	88,718	79,511	348,459	326,190
Gain on sale of real estate	23,469	217,352	38,818	217,708
Interest income	639	1,397	2,667	3,037
Interest and debt expense	(19,583)	(22,515)	(81,587)	(74,945)
(Loss) gain on extinguishment of debt	(4)	(1,396)	21,423	41,144
Income before income taxes	32,170	231,909	77,828	277,676
Income tax (expense) benefit	(664)	10	(2,386)	(17,800)
Net income	31,506	231,919	75,442	259,876
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(1,571)	(10,688)	(3,978)	(11,899)
Consolidated subsidiaries	186	4	1,099	520
Net income attributable to common shareholders	$30,121	$221,235	$72,563	$248,497

Earnings per common share - Basic:	$0.24	$1.88	$0.60	$2.11
Earnings per common share - Diluted:	$0.24	$1.88	$0.60	$2.11
Weighted average shares outstanding - Basic	124,945	117,548	121,324	117,506
Weighted average shares outstanding - Diluted	129,701	117,641	121,432	117,597

Reconciliation of Net Income to FFO and FFO as Adjusted
The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the quarters and years ended December 31, 2024 and 2023. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 5 for a description of FFO and FFO as Adjusted.

	Quarter Ended December 31,		Year Ended December 31,
(in thousands, except per share amounts)	2024	2023	2024	2023
Net income	$31,506	$231,919	$75,442	$259,876
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(1,571)	(10,688)	(3,978)	(11,899)
Consolidated subsidiaries	186	4	1,099	520
Net income attributable to common shareholders	30,121	221,235	72,563	248,497
Adjustments:
Rental property depreciation and amortization	37,127	31,105	149,009	107,695
Limited partnership interests in operating partnership	1,571	10,688	3,978	11,899
Gain on sale of real estate	(23,469)	(217,352)	(38,818)	(217,708)
Real estate impairment loss(2)	—	—	—	34,055
FFO Applicable to diluted common shareholders	45,350	45,676	186,732	184,438
FFO per diluted common share(1)	0.35	0.37	1.48	1.51
Adjustments to FFO:
Transaction, severance and litigation expenses	248	315	1,402	2,039
Loss (gain) on extinguishment of debt(3)	4	1,396	(21,423)	(41,144)
Tax impact of Shops at Caguas debt refinancing	—	—	—	16,302
Impact of property in foreclosure(4)	—	1,139	2,276	3,060
Termination fees and non-cash adjustments(5)	(1,541)	(603)	848	(847)
Income tax refund related to prior periods	—	—	—	(684)
Tenant bankruptcy settlement income	—	(7)	(115)	(114)
Litigation settlement income	—	(10,000)	—	(10,000)
FFO as Adjusted applicable to diluted common shareholders	$44,061	$37,916	$169,720	$153,050
FFO as Adjusted per diluted common share(1)	$0.34	$0.31	$1.35	$1.25

Weighted Average diluted common shares(1)	129,701	122,063	126,095	122,064
(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the quarter ended December 31, 2023 and years ended December 31, 2024 and December 31, 2023 are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common shares.
(2) During the year ended December 31, 2023, the Company recognized an impairment charge reducing the carrying value of Kingswood Center, an office and retail property located in Brooklyn, NY.
(3) The gain on extinguishment of debt for the year ended December 31, 2024 relates to the mortgage debt forgiven in the foreclosure settlement of Kingswood Center.
(4) In April 2023, the Company notified the lender of its mortgage secured by Kingswood Center that the cash flows generated by the property are insufficient to cover the debt service and that the Company is unwilling to fund future shortfalls. As such, the Company defaulted on the loan and adjusted for the default interest incurred for the second quarter of 2023. In the third quarter of 2023, the Company determined it was appropriate to exclude the operating results of Kingswood Center from FFO as Adjusted as the property was in the foreclosure process. In June of 2024, the foreclosure process was completed and the lender took possession of the property.
(5) Includes the acceleration and write-off of lease intangibles related to tenant bankruptcies and terminations, net of termination payments, and write-offs and reinstatements of receivables arising from the straight-lining of rents for tenants moved to and from the cash basis of accounting.

Reconciliation of Net Income to NOI and Same-Property NOI
The following table reflects the reconciliation of net income to NOI, same-property NOI and same-property NOI including properties in redevelopment for the quarters and years ended December 31, 2024 and 2023. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 5 for a description of NOI and same-property NOI.

	Quarter Ended December 31,		Year Ended December 31,
(Amounts in thousands)	2024	2023	2024	2023
Net income	$31,506	$231,919	$75,442	$259,876
Depreciation and amortization	37,483	31,460	150,389	108,979
Interest and debt expense	19,583	22,515	81,587	74,945
General and administrative expense	9,645	9,167	37,474	37,070
Loss (gain) on extinguishment of debt	4	1,396	(21,423)	(41,144)
Real estate impairment loss	—	—	—	34,055
Income tax expense (benefit)	664	(10)	2,386	17,800
Interest income	(639)	(1,397)	(2,667)	(3,037)
Non-cash revenue and expenses	(4,825)	(3,837)	(11,999)	(11,610)
Other expense (income)	424	(9,775)	897	(9,097)
Gain on sale of real estate	(23,469)	(217,352)	(38,818)	(217,708)
NOI	70,376	64,086	273,268	250,129
Adjustments:
Sunrise Mall net operating loss	52	501	1,733	2,427
Tenant bankruptcy settlement income and lease termination income	(160)	(183)	(1,762)	(1,428)
Non-same property NOI and other(1)	(14,891)	(12,445)	(56,403)	(43,287)
Same-property NOI	$55,377	$51,959	$216,836	$207,841
NOI related to properties being redeveloped	5,681	4,902	22,668	20,017
Same-property NOI including properties in redevelopment	$61,058	$56,861	$239,504	$227,858
(1) Non-same property NOI includes NOI related to properties being redeveloped and properties acquired, disposed, or that are in the foreclosure process during the periods being compared.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre
The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the quarters and years ended December 31, 2024 and 2023. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 5 for a description of EBITDAre and Adjusted EBITDAre.

	Quarter Ended December 31,		Year Ended December 31,
(Amounts in thousands)	2024	2023	2024	2023
Net income	$31,506	$231,919	$75,442	$259,876
Depreciation and amortization	37,483	31,460	150,389	108,979
Interest and debt expense	19,583	22,515	81,587	74,945
Income tax expense (benefit)	664	(10)	2,386	17,800
Gain on sale of real estate	(23,469)	(217,352)	(38,818)	(217,708)
Real estate impairment loss	—	—	—	34,055
EBITDAre	65,767	68,532	270,986	277,947
Adjustments for Adjusted EBITDAre:
Transaction, severance and litigation expenses	248	315	1,402	2,039
Loss (gain) on extinguishment of debt	4	1,396	(21,423)	(41,144)
Tenant bankruptcy settlement income	—	(7)	(115)	(114)
Impact of property in foreclosure(1)	—	(325)	(561)	(641)
Termination fees and non-cash adjustments(2)	(1,541)	(770)	1,295	(1,014)
Litigation settlement income	—	(10,000)	—	(10,000)
Adjusted EBITDAre	$64,478	$59,141	$251,584	$227,073
(1) Adjustment reflects the operating income for Kingswood Center, excluding interest and debt expense and depreciation and amortization expense that is already adjusted for the purposes of calculating EBITDAre. See footnote 4 on page 10 for additional information.
(2) Includes the acceleration and write-off of lease intangibles related to tenant bankruptcies and terminations, net of termination payments, and write-offs and reinstatements of receivables arising from the straight-lining of rents for tenants moved to and from the cash basis of accounting. The adjustment to EBITDAre in calculating Adjusted EBITDAre is inclusive of the portion attributable to the noncontrolling interest in Sunrise Mall.